Exhibit 99.1

Media Contact:
Josh Noel, Molson Coors
josh.noel@molsoncoors.com

Molson Coors Nominates Jill Timm as an Independent Director
to Join Its Board of Directors

December 15, 2023

GOLDEN, Colo. & MONTREAL – (BUSINESS WIRE) – The Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) Board of Directors announced today that Jill Timm has been nominated as an independent director effective December 16, 2023. The board also announced the retirement of Director Louis Vachon, who has served on the Molson Coors Board of Directors since 2012.

Timm, who has nearly 30 years of experience in finance and corporate leadership, is chief financial officer at Kohl’s, where she has worked since 1999.

“We couldn’t be more pleased to nominate Jill for election to our board,” said Geoffrey Molson, chair of the Molson Coors Board of Directors. “Her experience is broad and deep, and her perspective will be valuable as Molson Coors accelerates its growth in 2024 and beyond.”

At Kohl’s, Timm leads financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury and corporate strategy. A frequent public speaker on issues involving business, finance and leadership, Timm has also served on the University of Wisconsin-Milwaukee Business Advisory Council and the Executive Committee of the Milwaukee Public Museum Board of Directors. In 2021, she was a featured speaker on a women’s leadership panel at the Fortune Most Powerful Women Summit.

“I would like to thank the Molson Coors Board of Directors for the opportunity to be part of the future for one of the world’s great beverage companies,” Timm said. “The company’s rich history and iconic brands are well positioned at an exciting time for the business, and I look forward to contributing to the many great things ahead for Molson Coors.”

Timm earned a Bachelor of Business Administration from the University of Wisconsin-Whitewater in 1995 and completed a Harvard Business School Executive Education series for senior executives in finance. Since joining Kohl’s as a senior financial analyst in 1999, she has been promoted steadily through the company, culminating with her appointment as CFO in 2019.

Vachon, the former president and CEO of the National Bank of Canada, has served on the Molson Coors Board of Directors since 2012. He has most recently applied his expertise in finance and markets as chair of the board’s finance committee.

“Louis has been an invaluable member of our board for more than a decade, and his insight, candor and expertise have bettered Molson Coors in countless ways,” Geoffrey Molson said. “We’re grateful for Louis’ positive impact on our business and wish him all the best on his next chapter.”

About Molson Coors Beverage Company

For more than two centuries, Molson Coors has brewed beverages that unite people for all life's moments. From Coors Light, Miller Lite, Molson Canadian, Carling, Madrí Excepcional and Staropramen to Coors Banquet, Blue Moon Belgian White, Leinenkugel's Summer Shandy, Vizzy Hard Seltzer, Topo Chico Hard Seltzer, Simply Spiked Lemonade, ZOA Energy, Blue Run Spirits, Creemore Springs and more, Molson Coors produces some of the most beloved and iconic brands ever made. While the company's history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle with energy drinks, bottled spirits, ready-to-drink cocktails, cider and more. To learn more about Molson Coors Beverage Company, visit molsoncoors.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding Molson Coors’ growth ambitions. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These factors include those detailed in Molson Coors’ public filings with the SEC, including its most recent Annual Report on Form 10-K. Molson Coors disclaims any obligation to update any forward-looking or other statements in this release, except as required by law.